Exhibit 10.2
FOX FACTORY HOLDING CORP.
EMPLOYMENT AGREEMENT
(Toby D. Merchant)
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed on April 13, 2021 (the “Effective Date”), between Fox Factory Holding Corp., a Delaware corporation having offices at 6634 Hwy. 53, Braselton, GA 30517 (the “Company”), and Toby D. Merchant (“Executive”).
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. Executive hereby accepts employment with the Company and the Company shall continue to employ Executive, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof. The employment relationship between Executive and the Company shall at all times be “at-will.” This means that the employment relationship is at the “will” of Executive and the Company and either Executive or the Company may elect to terminate the employment relationship at any time, for no particular reason or cause, upon notice to the other (including, if applicable, any notice required by Section 4(a)(v) below), without further obligation to one another except as provided herein.
2.Position and Duties.
(a)Executive shall serve as the Chief Legal Officer and Secretary of the Company and shall have the normal duties, responsibilities, functions and authority customarily associated with such position and such other duties and responsibilities as may be assigned from time to time to Executive by the Company’s Chief Executive Officer, Board of Directors (the “Board”) and/or Executive Committee of the Board (the “Executive Committee”), all subject to the power and authority of the Board and the Executive Committee to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. Executive shall perform his primary duties at the Company’s headquarters in Braselton, Georgia or at the new Duluth, Georgia headquarters once open subject to reasonable travel requirements. Until the Executive completes his permanent relocation to the Duluth, GA area within eighteen months of the Effective Date, Executive shall commute from his Cincinnati, OH home and work four-days a week from the Company's headquarters during a normal week.
(b)Executive shall report to the Company’s Chief Executive Officer (the “Supervisor”), and Executive shall devote Executive’s full-time business energies and attention to the business and affairs of the Company and its Affiliates. Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Affiliates hereunder in a diligent, trustworthy, professional, ethical and efficient manner and shall comply with the policies and procedures of the Company and its Affiliates and will cooperate fully with the Board in the advancement of the best interests of the Company. Notwithstanding, Executive may engage in charitable, civic, fraternal and trade association activities that do not interfere materially with Executive’s obligations to the Company or any Affiliate. Further, nothing in this Agreement shall limit Executive’s ability to: (i) serve as a member of any board of directors for any non-profit organization, so long as such membership does not interfere materially or conflict with Executive’s obligations to the Company or any Affiliate; (ii) continue service as a director of Everywhere Communications, Inc., or (iii) as otherwise agreed by the Board in writing.
(c)For purposes of this Agreement, “Affiliate” shall mean with respect to any given entity, any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
(d)For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.
3.Compensation and Benefits. In exchange for services rendered by the Executive hereunder, the Company shall provide the following:
(a)Base Salary. Executive’s base salary shall be $410,000 per annum (the “Base Salary”), to be paid in accordance with the Company’s customary payroll practices. The Base Salary will be reviewed on an annual basis by the Supervisor or the Board and may be increased (or decreased as part of substantially similar reductions applicable to all executives) from time to time, at the discretion of the Company.
(b)Performance Bonus 60% Target. Executive will be eligible to receive a bonus (the “Performance Bonus”) based upon a target amount equal to 60% of the Base Salary then in effect as structured, calculated and determined by the Company’s Board of Directors Compensation Committee (“Compensation Committee”). In order to encourage and reward longevity and retention, except as otherwise specifically provided in Section 4(b) hereof, Executive shall not be entitled to any Performance Bonus unless Executive is employed by the Company on the last day of the fiscal year for which the Performance Bonus is based. If Executive has been on leave and not actively working for thirteen (13) or more weeks in the fiscal year, Executive’s Performance Bonus will be reduced pro rata based on the number of days Executive was on leave during the fiscal year. For fiscal year ending December 31, 2021, Executive’s Performance Bonus will be reduced pro rata based on the number of days prior to the start of Executive’s employment with the Company or its Affiliates beginning on the Effective Date.
(c)Employee Benefits. Executive shall be included, to the extent eligible under the terms and conditions, as such terms and conditions may be established or changed from time to time by the Board in its sole discretion, in any and all of the Company plans providing benefits for its executives. Except as otherwise provided herein, nothing contained herein shall obligate the Company to adopt or maintain any benefit plan and nothing herein shall restrict the Company’s right in its sole discretion to adopt, modify or otherwise alter, in whole or in part, any and/or all of its benefit plans, provided that such adoption, abolition, modification or alteration is of general effect and applicable to all of the Company’s employees and/or officers under such plans.
(d)Discretion Paid Time Off (DTO). Executive shall be entitled to participate in the Company’s Discretionary Paid Time Off (DTO) Policy. Executive may take paid time off each fiscal year in accordance with the policies of the Company in effect for its executive officers from time to time. Executive shall take discretionary paid time off at such time or times as shall be approved by the Supervisor, which approval shall not be withheld unreasonably.
(e)Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
(f)Payroll Withholdings. From each payment to Executive of Base Salary and bonus, if any, the Company will report, withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal, state and local income and employment taxes, and any and all other amounts required by law to be reported and/or withheld from Executive’s wages.  The Company will also deduct from Executive’s Base Salary payments for (i) federal, state and local income and employment taxes on equity and equity-based awards to Executive from the Company, and (ii) any additional sums authorized by Executive in writing and approved by the Company.  The Company will make those withheld payments and the employer’s portion of federal employment taxes, which are required by law to be made by the Company.
(g)Equity. Executive will be eligible to receive awards of stock options, restricted stock, performance share units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or any authorized committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. The foregoing notwithstanding, all future equity plans and arrangements will: (1) provide participant with the right to “net tax settlement” of restricted share units, (2) provide participant with the right to “net exercise” of Executive’s vested stock options (whenever exercised), (3) include Board approved automatic “net exercise” of Executive’s unexercised stock options on their expiration date to prevent the expiration of stock options due to restrictions placed on the Executive’s trading in the Company’s equity or other circumstances that prevent the Executive from financing stock option exercises using other available methods, and (4) provide that, in the event Executive's employment is terminated under Sections 4(a)(iv) or (v), all outstanding unvested equity awards granted to Executive shall become fully vested and exercisable and, in the case of outstanding equity-based compensation awards that vest based upon the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreement(s) if the applicable performance goals are satisfied.
(h)2021 Restricted Stock Units (RSU). For fiscal year 2021, subject to Board approval, Executive will receive a one-time, sign-on RSU grant in the Company with an initial grant value equal to $50,000.00, subject to Executive executing a grant agreement and all limitations and restrictions set forth therein. In addition to the above noted one-time sign-on grant, in fiscal year 2021, Executive will also be nominated to the Board to receive an RSU grant with the equivalent value of $177,500, subject to Executive executing a grant agreement and all limitations and restrictions set forth therein. The number of RSUs issued to Executive will be determined based upon the closing price on the date the Board approves the grant and any amount that would result in a fractional share of the Company stock may, in the Company's sole discretion, be rounded up to the nearest whole share or payable in cash by the Company.
(i)2021 Performance Stock Units (PSU). For fiscal year 2021, Executive will be nominated to the Board to receive a PSU grant with the equivalent value of $177,500, subject to Executive executing a grant agreement and all limitations and restrictions set forth by the Company. The number of PSUs issued to Executive will be determined based upon the closing price on the date the Board approves the grant and any amount that would result in a fractional share of the Company stock may, in the Company’s sole discretion, be rounded up to the nearest whole share or payable in cash by the Company.
(j)Relocation Expenses. The Company shall pay an amount to Executive for the following matters related to Executive's relocation to the Company's headquarters in Braselton, Georgia or the new Duluth, Georgia headquarters:
(i)Monthly $2,500 stipend for a period of time until Executive completes the foregoing relocation, but in no event will such monthly stipend continue for a period of more than eighteen (18) months following the Effective Date; and
(ii)Relocation assistance for moving Executive's household from Cincinnati, Ohio to Atlanta, Georgia metropolitan areas, which will include up to three (3) house hunting trips for Executive and his immediate family, reasonable and customary expenses associated with the expense of a move including packing/unpacking services, transportation of household goods and automobiles, temporary storage and other related incidentals (the "Relocation Assistance"). The Company will also pay Executive an amount equal to Executive's portion of required employment and withholding taxes on any Relocation Assistance payments or reimbursements.
4.Termination of Employment.
(a)Termination. This Agreement and the employment of Executive by the Company and any Affiliate may be terminated at any time as follows:
(i)By mutual agreement of the Parties;

(ii)By the Company if Executive dies or becomes Disabled. For purposes of this Agreement, “Disabled” shall mean any mental or physical illness or disability that renders Executive unable to perform the essential functions of Executive’s position for a period of ninety (90) consecutive days or one hundred-eighty (180) days during any twelve month period with or without reasonable accommodation;
(iii)By the Company for Cause. For purposes of this Agreement, “Cause” shall mean with respect to Executive, one or more of the following: (A) willful or grossly negligent violation of any law which causes material injury to the business of the Company (or any Affiliate) or entry of a plea of nob contendere (or similar plea) to a charge of such an offense, (B) conduct causing the Company or any of its Affiliates significant public disgrace or disrepute, (C) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Affiliates to the material disadvantage or detriment of the Company and its Affiliates, (D) Executive’s willful violation of Executive’s fiduciary duties to the Company or any Affiliates, including the duty of loyalty and the corporate opportunity doctrine, (E) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or Executive’s commission of any felony offense, (F) material breach of Executive’s representations, warranties, or covenants under this Agreement or any other agreement between the Parties hereto that, if curable and unrelated to a breach of Section 5 of this Agreement, remains uncured for fifteen (15) days following written notice thereof from the Company to the Executive, and (G) failure to comply with the Company’s reasonable orders or directives (including refusal to perform, other than as a result of death or being Disabled, material assigned duties or responsibilities that are consistent with normal business practices and this Agreement) or the Company’s (or its Affiliates’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of this Agreement or applicable law, which continues uncured for fifteen (15) days following written notice thereof from the Company to Executive;
(iv)By the Company without Cause; or
(v)By Executive for Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation from employment at any time within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (A) a reduction in Executive’s Base Salary below the amount then in effect (other than a substantially similar reduction applicable to all executives), (B) material breach by the Company of this Agreement, or (C) without Executive’s consent, a material reduction in Executive’s duties or responsibilities. Under this Agreement, Executive will not be able to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are curable, a reasonable cure period of not less than thirty (30) days following the date of such notice.

(b)Consequences of Termination. Executive shall be entitled to the following compensation in the event of termination of Executive’s employment pursuant to the terms of paragraph 4(a):
(i)Following any termination under Sections 4(a), Executive (or in the event of Executive’s death, Executive’s estate) shall be entitled to receive, on the next regular pay date following termination by the Company or based on mutual agreement, or within thirty (30) days of the date of termination based on death, being Disabled, or resignation by Executive, a lump sum payment in cash in an amount equal to Executive’s accrued and unpaid Base Salary plus any authorized business expenses incurred and un-reimbursed as of the date of termination or death. In addition, in the event of Executive’s cessation of employment because he has become Disabled, or due to his death, Executive (or, in the event of Executive’s death, Executive’s estate) shall receive a pro rata payment of Executive’s Section 3(b) Performance Bonus, such pro rata Section 3(b) Performance Bonus payment being calculated as the product of that fiscal year’s Section 3(b) Performance Bonus multiplied by a fraction, the numerator of which is the number of weeks Executive is employed with the Company in the fiscal year in which Executive’s termination from employment occurs and the denominator of which is the number of weeks in the fiscal year, and such bonus payment, if any, shall be made in a cash lump sum within the same calendar year in which the Company receives its audited financials for such fiscal year.
(ii)In the event Executive’s employment is terminated under Section 4(a)(iv) or (v), Executive (or, in the event of Executive’s death, Executive’s estate) shall be entitled to receive (A) severance (“Severance”) in an amount equal to twelve (12) months of Executive’s per annum Base Salary as of the date of termination, unless Executive’s Base Salary was reduced in violation of paragraph 4(a)(v)(A), in which case it shall be an amount equal to twelve (12) months of Executive’s per annum Base Salary as in effect prior to such reduction, provided such amount is greater than Executive’s Base Salary on the date of termination; and provided further that such amount shall be payable in twelve (12) substantially equal payments beginning, as provided in Section 4(b)(iii), on the first regular payroll date immediately following the eighth (8th) day following the Executive’s timely execution of a Release, and (B) a pro rata payment of Executive’s Section 3(b) Performance Bonus, such pro rata Section 3(b) Performance Bonus payment being calculated as the product of that fiscal year’s Section 3(b) Performance Bonus multiplied by a fraction, the numerator of which is the number of weeks Executive is employed with the Company in the fiscal year in which Executive’s termination from employment occurs and the denominator of which is the number of weeks in the fiscal year, and such bonus payment, if any, shall be made in a cash lump sum within the same calendar year in which the Company receives its audited financials for such fiscal year.
(iii)In the event Executive's employment is terminated under Section 4(a)(ii), Executive (or, in the event of Executive's death, Executive's estate) shall be entitled to receive a pro rata payment of Executive's Section 3(b) Performance Bonus, such pro rata Section 3(b) Performance Bonus payment being calculated as the product of that fiscal year's Section 3(b) Performance Bonus multiplied by a fraction, the numerator of which is the number of weeks Executive is employed with the Company in the fiscal year in which Executive's termination from employment occurs and the denominator of which is the number of weeks in the fiscal year, and such bonus payment, if any, shall be made in a cash lump sum within the same calendar year in which the Company receives its audited financials for such fiscal year.
(iv)Notwithstanding anything in this Agreement to the contrary, the payments set forth in Section 4(b)(ii) or (iii) shall not be paid nor begun prior to the eighth (8th) day following the return by Executive to the Company of an executed release as described in the immediately following sentence (the “Release”) and only if such Release is returned to the Company prior to the sixtieth (60th) day immediately following the Executive’s “separation from service” (within the meaning of Section 409A). Any “Release” shall provide, in effect, that Executive thereby releases and waives, for Executive and Executive’s heirs, executors, administrators and assigns, all claims against the Company and its Affiliates, and their respective officers, directors, employees, agents, shareholders, future shareholders, affiliates, divisions, successors, predecessors, representatives, attorneys, and assigns, and any persons acting with them (“Releasees”), from all claims (including claims for attorneys’ fees and costs), demands and causes of action, known or unknown, which Executive may have or claim to have against any Releasee, arising out of, or in any way relating to, Executive’s employment, or the termination of Executive’s employment, with the Company (including its Affiliates), whether based on any act or omission to act or otherwise.
(v)Subject to Executive’s timely execution of a Release, any payment under Sections 4(b)(ii) shall be made in accordance with the Company’s normal payroll, or other applicable payment, practices, and, other than the payment of such amounts, the Company’s obligation to make any further payments of any kind or provide benefits, other than extended health coverage under Section 4(b)(ii), to Executive shall cease and terminate upon Executive’s date of termination.
(c)Resignation Upon Termination. Upon Termination of Executive’s employment for any reason, Executive agrees and covenants that Executive shall immediately tender a resignation to the Company for any position held by Executive as a member of the Company’s and each of its Affiliates’ Boards of Directors and any committee thereof.
(d)Suspension of Section 409A Payments. Any payment or benefit under this Agreement that Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be delayed to the extent required by Section 409A until a date that is six (6) months and one (1) day from the date of Executive’s Separation from Service (as such term is defined herein below) (the “409A Suspension Period”). Within ten (10) days after the end of the 409A Suspension Period, Company shall pay to Executive a lump sum payment in cash equal to any payments, and any cash payments that the Company would otherwise have been required to provide, but 'for the imposition of the 409A Suspension Period. After the 409A Suspension Period, Executive shall receive any remaining cash payments or benefits in accordance with the terms of this Agreement (as if there had not been any 409A Suspension Period beforehand). For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h)(1)(i); provided, however, that pursuant to Treasury Regulation Section 1.409A-1(h)(1)(ii), the Parties hereby provide that a

“separation from service” shall occur within the meaning of Treasury Regulation Sections 1.409A-1(h)(1)(i) and (ii) as of the first date coincident with or following a termination of employment that the Company and Executive reasonably anticipate a permanent reduction in the level of bona fide services that Executive will perform for Company (and any entity that would be considered the same “service recipient” as Company under Section 409A (collectively, the “Service Recipient”) in the future (whether as an employee or an independent contractor) will decrease to a level equal to twenty percent (20%) or less of the average level of bona fide services Executive provided to the Service Recipient in the thirty-six (36) months immediately preceding such date (or the full period of service to the Service Recipient if Executive has been providing services to the Service Recipient for less than thirty-six (36) months).
(e)All payments to be made to Executive upon a termination of employment may only be made upon a Separation from Service of Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted.
5.Confidential Information.
(a)Executive acknowledges that the continued success of the Company and its Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Affiliates’ current or potential business or is disclosed to the Company or its Affiliates by any third party pursuant to a confidentiality agreement and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, information, observations and data obtained by Executive during the course of Executive’s performance of the services under this Agreement, information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ business or industry of which Executive becomes aware during employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance of services under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic marketing, product development and business expansion plans, including plans regarding planned and potential sales and financial projections, employee lists and telephone numbers, locations of sales representatives, product designs and specifications, including any future or proposed products, manufacturing techniques and information, integration processes and financial information and forecasts; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Executive’s breach of this Agreement; (b) was in Executive’s possession prior to disclosure without any other obligation to maintain its confidentiality; or (c) was or is independently developed by Executive without using or referencing any Confidential Information. Therefore, Executive agrees that

Executive shall not at any time, directly or indirectly, (i) disclose or permit the disclosure of any Confidential Information to any person or firm other than Company (or its Affiliates) or any person or firm to which such disclosure would be protected by a confidentiality agreement with the Company (or its Affiliates) or similar ethical obligation (e.g., external legal counsel), or (ii) use or permit the use of any Confidential Information except in the ordinary course of performance of Executive’s duties. Executive agrees to deliver to the Company at the termination of employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents relating to the business of the Company or its Affiliates (including, without limitation, all Confidential Information), whether on paper or in any other form or medium, and all copies thereof that Executive may then possess or have under Executive’s control.
(b)During Executive’s employment with the Company, Executive shall not use or disclose any Confidential Information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with the Company or any Affiliate, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.
(c)The obligations of Executive provided in this Section 5 shall last, as to any Confidential Information, for so long as that Confidential Information remains confidential as set forth in Section 5(a) or has proprietary value, whichever is longer, whether during Executive’s employment or after the termination thereof.
(d)Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes Executive against criminal and civil liability under federal or state trade secret laws - under certain circumstances - if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Executive discloses a trade secret in either of these two circumstances: (1) Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) In a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).
6.Intellectual Property, Inventions and Patents.
(a)Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable works, mask works and moral rights (in each case, whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or trademarkable) which (i)(A) are developed using the equipment, supplies, facilities or trade secrets of the Company or its Affiliates or any Confidential Information, or (B) relate to the Company’s or its Affiliates’ actual or demonstrably anticipated business, research and development or existing or future products or services, or (C) result from work performed by Executive for the Company or its Affiliates, and (ii) which are conceived, developed or made by Executive (whether solely or jointly with others) while employed by or as a result of Executive’s employment with the Company and/or its Affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment) to establish, confirm and perfect such ownership in the Company or its Affiliates, as applicable (including, without limitation, assignments, consents, powers of attorney, waivers of rights, including moral rights, and other instruments). Executive acknowledges that all original works of authorship protected by copyright included in the Work Product are “works made for hire” as defined in the United States Copyright Act, 17 U.S.C. §101.
(b)As further consideration for the Company’s entering into this Agreement, Executive hereby assigns to the Company all right, title and interest Executive owns or at any time may have to the Work Product (whether during employment or after the termination of employment), and to any and all other Work Product in which Executive may have any right, title, or interest or which was at any time used in the business of the Company and its Affiliates. At any time, whether during employment or after the termination of employment, upon reasonable request of the Company, Executive shall fully cooperate with and assist the Company to protect the Company’s (and its Affiliates’) right to and interest in the Work Product in any and all countries of the world, and, upon reasonable request of the Company, shall execute all documents and instruments and do all things that may be required in connection therewith. If Executive is involuntarily terminated, Executive’s subsequent cooperation with the Company will be coordinated, at the Company’s expense, with Executive’s then employment commitments.
7.Non-Solicitation and Non-Competition.
In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company and its Affiliates, Executive has and shall become familiar with the Company’s (and its Affiliates) trade secrets and with other Confidential Information concerning the Company and its

Affiliates and, that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Affiliates, and, therefore, Executive agrees that:
(a)from the date of this Agreement and during the eighteen (18) months’ following the termination of Executive’s employment for any reason, Executive shall not directly or indirectly solicit or induce, attempt to solicit or induce or assist any person soliciting or inducing any employee of the Company or any of its Affiliates to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or such Affiliate and any employee thereof; provided, however, that the foregoing shall not apply to (i) general solicitations for employment, including through search firms, that are not specifically directed at employees of the Company or any of its Affiliates, (ii) hiring any person who responds solely as a result of such general solicitations or contacts Executive on his or her own initiative without any direct or indirect solicitation or encouragement from Executive’s representatives and (iii) hiring any person whose employment with the Company or any of its Affiliates has ceased prior to any discussions with Executive with respect to prospective employment;
(b)from the date of this Agreement and during the Restriction Period, without the prior written consent of the Company, Executive shall not, engage in, directly or indirectly, anywhere in the Restricted Area (as defined below), any business or enterprise that is engaged in the same or similar business as the business of Parent, the Company or any of its Affiliates (collectively, the “Restricted Business”); provided, however, that if a court or arbitrator finds that such definition of Restricted Business not necessary to protect legitimate business interests of the Company, the Restricted Business shall be defined to mean any business or enterprise which distributes, provides, renders or sells products or services which compete with the business of designing and distributing original equipment manufacturer, military or aftermarket suspension and related products; provided further, however, that none of the foregoing shall restrict Executive from providing legal services to any person, business, or enterprise or otherwise engaging in the practice of law; and
(c)from the date of this Agreement and during the Restriction Period, Executive shall not in any way, directly or indirectly, for the purpose of engaging in any business that competes with the Restricted Business, call upon, solicit, advise, or otherwise do, or attempt to do, business with any customers, vendors or suppliers that were customers, vendors or suppliers of the Parent, the Company or any of its Affiliates (including its predecessors) within one year prior to the Executive’s termination date any individual Executive was either involved with (directly or indirectly) or about which Executive received Confidential Information (but in each case only as such solicitation or other contact relates to the Restricted Business), or induce or attempt to induce any such customer, vendor or supplier not to do business with the Parent, the Company or any of its Affiliates; provided, however, that none of the foregoing shall restrict Executive from providing legal services to any person, business, or enterprise or otherwise engaging in the practice of law; and
(d)Neither Executive nor the directors and senior executive officers of the Company shall make any defamatory or disparaging statements or communications about the

Company or any of its Affiliates, or any of their respective directors, officers, employees or stockholders. Nothing in this Agreement prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, the Executive from making disclosures required by the SEC or otherwise from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.
For purposes of this Agreement, the term “engage in” (or variations thereof) means to own an interest in, manage, operate, join, control, lend money to, or render financial or other assistance to, or participate in or be connected with, either as an officer, employee, partner, member, stockholder, director, consultant and/or similar service provider capacity, any person that competes with the Restricted Business either directly or through an affiliate anywhere in the world; provided, however, that, for the purposes of this Agreement, ownership of voting securities having no more than five percent of the outstanding voting power of any such person that are listed on any national securities exchange or traded actively in a national over-the-counter market shall not be deemed to be in violation of this Agreement so long as Executive has no other connection or relationship with such person.
For the purposes of this Agreement, “Restriction Period” shall mean the twelve (12) months immediately following the termination of Executive’s employment for any reason, except that if a court or arbitrator finds that a twelve (12) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be nine (9) months immediately following the termination of Executive’s employment for any reason; except that if a court or arbitrator finds that a nine (9) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be six (6) months immediately following the termination of Executive’s employment for any reason.
For the purposes of this Agreement, “Restricted Area” shall mean the United States; except that if a court or arbitrator finds that the United States as a Restricted Area is not reasonably necessary to protect legitimate business interests of the Company, the Restricted Area shall be the states of Alabama, California, Colorado, Georgia, Indiana, Michigan and Tennessee.
8.Severability; Remedies.
(a)Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction to the extent required to be enforceable under applicable law. If a court shall hold that the restrictions stated therein are unreasonable under circumstances then existing, the Parties agree such restrictions are divisible and shall be reduced to the extent required to be enforceable under applicable law.

(b)In the event of the breach or a threatened breach by Executive of any of the provisions of Sections 5, 6 or 7, the Company (and its Affiliates) would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company (and its Affiliates) shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company (and its Affiliates) from pursuing any other remedies available to them, at law or in equity, for any breach or threatened breach of this Agreement (including, any of the provisions of Sections 5, 6 or 7) by Executive, including recovery of damages from Executive and forfeiture of any and all Severance.
9.Miscellaneous.
(a)Survival. Sections 4 through 9 shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment and this Agreement.
(b)Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Address on file with the Company.
Notices to the Company:
Fox Factory Holding Corporation
6634 GA-53
Braselton, GA 30517
Attention:    Legal Department
E-mail:    legal@ridefox.com
or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
(c)Termination of Prior Agreement/Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.
(d)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or portable document format (PDF)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(f)Successors and Assigns. Subject to the limitations stated herein and in the 2013 Omnibus Plan, this Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets or interests of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the Parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 8(f).
(g)Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.
(h)Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive’s employment with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. For purposes of clarification, it is understood by the Parties that Section 8(h) shall in no way invalidate Executive’s obligation to act within the sixty (60) day time limit of Section 4(b)(iii), as applied to Section 4(b)(ii).
(i)Corporate Opportunity. During Executive’s employment, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during Executive’s employment which relate to the business of design, manufacture, distribution, marketing, assembly or sale of suspension products for on- and off-road vehicles, including mountain bikes, snow mobiles, all-terrain vehicles, and motorcycles (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.
(j)Executive’s Cooperation. During Executive’s employment and thereafter, Executive shall cooperate, at the Company’s expense, with the Company and its Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company copies of all relevant documents which are or may come into Executive’s possession to the extent they may be provided to the Company without civil or criminal penalty to Executive, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).
(k)Clawback Policy. Notwithstanding any other provision contained herein, all amounts payable pursuant to Section 3(b) of this Agreement shall be subject to the Company’s policy entitled “Recoupment of Incentive Compensation Upon Restatement or Misstatement of Financial Results, or as Required by Law” (as may be amended from time to time). Executive hereby acknowledges receipt of a copy of such policy.
(1)    Arbitration. Any controversy, claim, cause of action, in law or equity, or dispute involving the Parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, Executive’s employment by the Company or cessation thereof, and/or the subject matter thereof, including its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final and binding arbitration held in Hall County, Georgia by one (1) arbitrator in accordance with the rules of employment arbitration then followed by JAMS or any successor to the functions thereof. The arbitrator shall apply Georgia law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final, conclusive and binding on the Parties to this Agreement, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. Notwithstanding the foregoing, claims regarding worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement. Each Party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursements; provided, however, that if one Party refuses to arbitrate and the other Party seeks to compel arbitration by court order, if such other Party prevails, it shall be entitled to recover its reasonable attorneys’ fees, costs and necessary disbursements. Notwithstanding the forgoing, the Company shall pay the arbitrator’s fees.
(i)The Parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate state court in Hall County, Georgia, and in connection with such action to compel, the laws of Georgia shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The Parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
(ii)Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief and other equitable remedies, in any court of competent jurisdiction, to enforce Sections 5, 6 or 7 of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY

Fox Factory Holding Corp.

By: /s/ Dale A. Silvia

Its: Chief HR Officer

EXECUTIVE:

/s/ Toby D. Merchant
Toby D. Merchant